Exhibit 99.1

        BROOKE FRANCHISE CORPORATION ANNOUNCES MARCH FRANCHISE ADDITIONS

PR NEWSWIRE -- APRIL 14, 2005

OVERLAND PARK, Kan., April 14 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Franchise Corporation, a subsidiary of Brooke
Corporation (Amex: BXX) announced selected March 2005 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees and others in the acquisition of businesses in the states of California, Texas, Oregon, Washington, Louisiana, Kansas, North Carolina, Arizona and Ohio. Lowry stated, "As a result of converting business acquisitions into franchises and the start up of new franchises, Brooke Franchise Corporation added 19 new franchise locations in March and received approximately $2,500,000 in initial franchise and conversion fees from the addition of these new franchisees." To help observers put the March expansion into perspective, Lowry noted that an average of 13 new franchise locations were added each month in the prior 12 months resulting in an average of approximately $1,900,000 in initial franchise fees each month.

About our company ... Brooke Franchise Corporation is a subsidiary of Brooke Corporation (Amex: BXX) that distributes insurance, financial, and funeral services through a network of approximately 400 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

Email Distribution ... To receive electronic press release alerts visit the "Investor Relations" section of the Brooke Corporation website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to Brooke Corporation's most recent annual and quarterly reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of Brooke's business.

SOURCE  Brooke Corporation
     -0-                              04/14/2005
     /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com or +1-913-661-0123/
     /Web site:  http://www.brookecorp.com